Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of CB Pharma Acquisition Corp. (the “Company”) on Amendment No. 3 to Form S-1, File No. 333-199558, of our report dated September 19, 2014, except for Notes 1 and 6 as to which the date is November 12, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the fi nancial statements of CB Pharma Acquisition Corp. as of September 9, 2014 and for the period from August 26, 2014 (inception) through September 9, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 26, 2014